                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                               (AMENDMENT NO.  )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                                CENTENNIAL BANCORP

   -----------------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

   -----------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[CENTENNIAL BANCORP LOGO]

                                                                  March 11, 2002

Dear Fellow Shareholder:

     On behalf of the Board of Directors, I invite you to attend the Centennial Bancorp 2002 annual shareholders meeting at the World Trade Center Portland on Wednesday, April 24, 2002. A continental breakfast will be provided prior to the meeting. The meeting will begin promptly at 10:00 a.m. in the auditorium in Building Two.

     The World Trade Center Portland, Building Two, is located at 121 SW Salmon Street, between Salmon and Taylor and Front and First streets, in downtown Portland, Oregon. Parking is located in the garage beneath the building, and can be entered from Taylor Street.

     I hope that you will be able to attend the meeting, and if you do, you may vote in person even if you have previously voted your proxy by mail. It is always a pleasure to meet and become better acquainted with the shareholders of Centennial Bancorp.

     Thank you for your continued support of Centennial Bancorp.

                                          Very truly yours,

                                          /s/ Ted R. Winnowski
                                          TED R. WINNOWSKI
                                          President and Chief Executive Officer

                           [CENTENNIAL BANCORP LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 24, 2002

     The annual meeting of the shareholders of Centennial Bancorp (the "Company") will be held at 10:00 a.m. on April 24, 2002, in the auditorium in Building Two of the World Trade Center, 121 SW Salmon Street, Portland, Oregon, for the following purposes:

          1.  To elect five directors of the Company.

          2. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on March 11, 2002 are entitled to notice of, and to vote at, the meeting or any adjournment or adjournments thereof. Further information regarding voting rights and the business to be transacted at the annual meeting of shareholders is given in the accompanying Proxy Statement.

     Shareholders are invited to attend the meeting personally. If you are not able to do so and want your shares to be voted, it is important that you complete, sign, date and promptly return the accompanying proxy in the enclosed postage-paid envelope.

     We hope that you will be able to attend the meeting.

     By order of the Board of Directors.

                                          CORDY H. JENSEN
                                          Secretary

March 11, 2002

                YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR PROXY
                          SO YOUR VOTE CAN BE COUNTED.

                               CENTENNIAL BANCORP
                      ONE S.W. COLUMBIA STREET, SUITE 900
                             PORTLAND, OREGON 97258
                                 (503) 973-5556

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Centennial Bancorp (the "Company") to be used at the annual meeting of shareholders to be held on April 24, 2002. The approximate date of mailing this Proxy Statement and the accompanying form of proxy is March 21, 2002. The 2001 Annual Report is being mailed with this Proxy Statement.

                       PROXIES AND VOTING AT THE MEETING

     The only class of outstanding stock of the Company is its common stock. Shareholders of record at the close of business on March 11, 2002 will be entitled to vote at the meeting on the basis of one vote for each share held. On March 11, 2002, there were 24,902,841 shares of common stock outstanding.

     A majority of the outstanding common stock must be represented at the meeting in person or by proxy to constitute a quorum for transacting business. Brokers are permitted to vote the shares held by them on routine matters, but must receive specific directions from beneficial owners before they may vote on nonroutine matters. Broker non-votes, as well as "abstentions" and "withheld" votes, are counted in determining whether a quorum is present, but are not counted for or against the proposal at issue.

     If the accompanying proxy form is executed and returned, the shares will be voted in accordance with the instructions given in the proxy. If no instructions are given, the proxyholders will vote for management's nominees for director. Any proxy may be revoked prior to its exercise by giving written notice of revocation to the Secretary of the Company or by submitting to the Secretary a duly executed proxy bearing a later date.

     The cost of this proxy solicitation will be borne by the Company. The Company does not expect to pay any compensation for the solicitation of proxies but may reimburse brokers, banks and other nominees for their expenses in sending proxy material to principals and obtaining their proxies. The Company may also use officers and employees of the Company and Centennial Bank to solicit proxies, either in person or by telephone or letter. Such persons will not be specifically compensated for these activities.

                PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

     The following table sets forth certain information regarding beneficial ownership of the Company's common stock at March 11, 2002 by: (a) each person who is known by the Company to own beneficially more than 5% of the common stock; (b) each director; (c) the executive officers named in the Summary Compensation Table below; and (d) all executive officers and directors as a group. Each named beneficial owner has sole voting and investment power with respect to the shares listed unless otherwise indicated.

                                                         NUMBER OF SHARES
NAME OF BENEFICIAL OWNERS(1)                            BENEFICIALLY OWNED   PERCENT OF CLASS
----------------------------                            ------------------   ----------------
Putnam Investments LLC................................      1,601,462(2)            7.0%
  One Post Office Square
  Boston, Massachusetts 02109
Richard C. Williams...................................        999,786(3)            4.4
Brian B. Obie.........................................        523,663(4)            2.3
Cordy H. Jensen.......................................        476,332(5)            2.1
Ted R. Winnowski......................................        451,951(6)            2.0
Robert L. Newburn.....................................        427,583(7)            1.9
Dan Giustina..........................................        203,220(8)              *
Dennis M. Carlson.....................................         84,299(9)              *
Dennis P. Huserik.....................................         23,439(10)             *
Michael V. Paul.......................................         11,130(11)             *
David A. Dahlstrom....................................          7,120(12)             *
All executive officers and directors as a group (11
  persons)............................................      3,210,579(13)          14.0

---------------

  *  Less than 1% of the Company's outstanding common stock.

 (1) Unless otherwise indicated, the address of each beneficial owner is One S.W. Columbia St., Suite 900, Portland, Oregon, 97258.

 (2) This information is based upon the Schedule 13G, dated February 5, 2002, filed with the Securities and Exchange Commission by Putnam Investments, LLC, on behalf of itself and its subsidiaries, Putnam Investment Management, LLC and The Putnam Advisory Company, LLC. Includes 469,471 shares beneficially owned by Putnam Investment Management, LLC and 1,131,991 shares beneficially owned by Putnam Advisory Company, LLC, some of which are owned by their clients. The Putnam Advisory Company, LLC has shared voting power over 708,761 shares held by its institutional clients. Certain of the reporting persons disclaim beneficial ownership of the shares.

 (3) Includes 2,979 shares held by Mr. Williams as custodian for a minor, and 284,883 shares that could be acquired within 60 days by exercise of stock options.

 (4) Includes 69,572 shares held by Mr. Obie's wife, 231,026 shares held by Obie Industries Incorporated, of which Mr. Obie is President and owns a controlling interest, and 50,323 shares that could be acquired within 60 days by exercise of stock options.

 (5) Includes 12,143 shares held jointly by Mr. Jensen and another person, 3,670 shares held by CAC Investments, 1,377 shares held by Mr. Jensen as custodian for a minor, and 50,323 shares that could be acquired within 60 days by exercise of stock options.

 (6) Includes 408,220 shares that could be acquired within 60 days by exercise of stock options. Also includes 5,492 shares, which are held by Merrill Lynch Trust Company ("MLTC") as trustee of Centennial Bank's Employee Savings and Profit Sharing Plan (the "Employee Savings Plan").

 (7) Includes 305,328 shares held by The Newburn Joint Trust, of which Mr. Newburn is a trustee, 59,791 shares held by The Newburn Family Foundation, of which Mr. Newburn is a trustee, 14,319 shares held by The Newburn Intentional Grantor Trust, of which Mr. Newburn is a trustee, 29,474 shares held by

     Mr. Newburn as custodian for minors, and 18,671 shares that could be acquired within 60 days by exercise of stock options.

 (8) Includes 50,323 shares that could be acquired within 60 days by exercise of stock options.

 (9) Includes 16,275 shares held by The Diane C. Carlson Trust, of which Mr. Carlson is a beneficiary, 3,904 shares held in trust for Mr. Carlson's children, 27,769 shares held for Mr. Carlson's account by MLTC as trustee of the Employee Savings Plan. Also includes 32,243 shares that could be acquired within 60 days by exercise of stock options.

(10) Includes 4,988 shares held by MLTC as trustee of the Employee Savings Plan. Also includes 18,451 shares that could be acquired within 60 days by exercise of stock options.

(11) Includes 1,055 shares that are held by MLTC as trustee of the Employee Savings Plan. Also includes 9,139 shares that could be acquired within 60 days by exercise of stock options.

(12) Includes 2,893 shares that are held by MLTC as trustee of the Employee Savings Plan. Also includes 3,652 shares that could be acquired within 60 days by exercise of stock options.

(13) Includes 927,959 shares that could be acquired within 60 days by exercise of stock options. Also includes 42,521 shares held for the accounts of the Company's executive officers by MLTC as trustee of the Employee Savings Plan.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Members of the Board of Directors are elected annually. The current members of the Board have been nominated to continue in office until the next annual meeting of shareholders, and until their successors have been elected and qualified, except for Robert L. Newburn, who is retiring at the end of his current term. Although the Company knows of no reason why any of the nominees may be unable or unwilling to serve, if any nominee becomes unable or unwilling to serve, it is the intention of the persons named in the proxy to vote for any substitute nominee the Board of Directors of the Company may recommend. The Board does not have a standing nomination committee nor does it have a formal procedure to receive shareholder nominations, but it will consider any written recommendations sent to the attention of the Board at the Company's administrative offices at One SW Columbia Street, Suite 900, Portland, Oregon 97258.

     Directors are elected by a plurality of votes cast at the meeting, which means that the five nominees receiving the most votes at the meeting will be elected. Accordingly, a vote withheld from a particular nominee will not affect the outcome of an uncontested election. Shareholders are not entitled to cumulate votes for election of directors.

NOMINEES FOR DIRECTOR


     The following table gives certain information about each nominee for director, as of March 11, 2002. All of the nominees (together with other people) are directors of the Company's subsidiary, Centennial Bank ("Bank").



                           Name, Age                           Principal Occupation
                   Position, Director Since                (During the last five years)

                  Richard C. Williams, 62       Chairman of the Board of the Company since June
[PICTURE R.       Chairman of the Board, 1981   2000; President and Chief Executive Officer of the
WILLIAMS]                                       Company from 1981 to June 2000; Vice Chairman of
                                                the Board of Directors of Centennial Bank;
                                                Director of Obie Media Corporation; Director of
                                                Elmer's Restaurants, Inc.

                  Brian B. Obie, 60             Chairman, President and Chief Executive Officer of
[PICTURE B.       Vice Chairman of the          Obie Media Corporation (transit and outdoor
OBIE]             Board, 1981                   advertising); President and Chief Executive
                                                Officer of Obie Industries Incorporated (real
                                                estate development); former mayor of Eugene,
                                                Oregon.

                  Cordy H. Jensen, 59           President and owner of Station Masters Inc.
[PICTURE C.       Board Secretary, 1994         (restaurant and lounge); President of Steelhead
JENSEN]                                         Brewing Co.; Managing Partner of CAC Investments
                                                (real estate rentals); Managing Partner of Bev's
                                                Investment Co. (real estate holdings); Director of
                                                Elmer's Restaurants, Inc.

                  Dan Giustina, 52              Managing Partner of Giustina Resources (owns and
[PICTURE D.       Director, 1995                manages timber and timberland); member/manager of
GIUSTINA]                                       G Group LLC (owns and manages residential and
                                                commercial real estate).

                  Ted R. Winnowski, 60          President and Chief Executive Officer of the
[PICTURE T.       President, Chief Executive    Company since June 2000; President and Chief
WINNOWSKI]        Officer and Director, 1998    Executive Officer of Centennial Bank since January
                                                1998; Executive Vice President of KeyCorp from
                                                1995 to 1997; Chairman, President and Chief
                                                Executive Officer of KeyBank of Washington from
                                                1996 to 1997; Chairman of KeyBank of Oregon from
                                                1985 to 1997.


DIRECTOR RETIRING FROM OFFICE


                  Robert L. Newburn, age 70, has been a director of the
[PICTURE R.       Company for 21 years. He also has served as a director of
NEWBURN]          Centennial Bank since 1977, and as Chairman of the Bank
                  Board since 1984. Due to mandatory retirement age provisions in the Company's Bylaws, Mr. Newburn will retire from the
                  Company's Board when his term expires in April 2002. Mr.
                  Newburn is President and Chief Executive Officer of New
                  Pacific Corporation, a real estate development Company.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors held 13 meetings during 2001. Each director attended more than 75% of the meetings of the Board of Directors and all committees of the Board on which the director served.

     The Board of Directors has two committees. The Audit Committee consists of the following members of the Board of Directors: Messrs. Obie (Chairman), Giustina, Jensen and Newburn. It reviews the scope of internal and external audit activities and the results of the Company's annual audit. The Audit Committee met once in 2001.

     The Compensation Committee administers the Company's stock option plans and determines management compensation. The members of the Compensation Committee are Messrs. Obie (Chairman), Giustina, Jensen and Newburn. The Compensation Committee held five meetings in 2001.

     In addition, Centennial Bank has an Audit Committee of its Board of Directors consisting of Mr. Giustina and five nonemployee members of Centennial Bank's Board of Directors who are not members of the Company's Board of Directors. The Audit Committee meets monthly with management to ensure that appropriate audits of Centennial Bank's affairs are being conducted. The Audit Committee also reviews the reports of examinations of Centennial Bank conducted by the Federal Deposit Insurance Corporation and the Oregon Department of Consumer and Business Services. Centennial Bank also has an Asset and Liability Committee, which has seven members, three of whom (Messrs. Obie, Williams and Winnowski) are directors of the Company. The Asset and Liability Committee meets monthly. Centennial Bank also has a Director Loan Committee, which has seven members, four of whom (Messrs. Jensen, Newburn, Williams, and Winnowski) are directors of the Company. The Director Loan Committee meets weekly.

     The Board of Directors of the Company approves the independent auditors selected by the Company. The Audit Committee is responsible for recommending the selection of the independent auditors and their replacement, if appropriate. The independent auditors have direct access to the Company's Board of Directors and the Audit Committee. The employees responsible for conducting internal reviews have direct access to the Company's Audit Committee and the Bank's Audit Committee to discuss the results of their examinations, the adequacy of internal accounting controls and the integrity of financial reporting.

COMPENSATION OF DIRECTORS

     Ted R. Winnowski, who serves as President and Chief Executive Officer of the Company, receives no compensation for serving as a director of the Company. All outside directors receive $1,000 per month, except Richard C. Williams, the Chairman of the Board, who receives an annual fee of $50,000, payable monthly. Mr. Williams was the Company's President and Chief Executive Officer until June 2000. Under his amended employment agreement, he is entitled to a total of $3.5 million of deferred compensation payable over 20 years from the date of his retirement. Mr. Williams received $173,985 of deferred compensation during 2001.

     The directors of the Company also serve as directors of Centennial Bank. All outside directors of Centennial Bank, except Mr. Williams, receive $1,000 per month, and the Chairman of the Bank's Board receives an additional $500 per quarter.

     Outside members of Centennial Bank's Director Loan Committee and Asset and Liability Committee, except Mr. Williams, receive $75 per meeting attended. The Chairman of each receives $100 per meeting attended. The Chairman of the Bank's Audit Committee receives $100 per month, and the other members of that Committee receive $50 per month.

     Each nonemployee director of the Company or Centennial Bank who is first elected to such position after December 1993 may, in the discretion of the Compensation Committee, receive a 10-year option to purchase up to 27,405 shares of common stock at the fair market value on the date of grant.

     In addition to these initial stock option grants, the Company's Board of Directors adopted a stock option program in 1996 for nonemployee directors of the Company and Centennial Bank. The program provides for options to purchase shares to be granted under the 1995 Stock Incentive Plan annually, with the grants commencing during the director's second year of service. Options covering 46,200 shares with an exercise price of $7.22 were granted to nonemployee directors in 2001 for service in 2000.

                        INFORMATION REGARDING MANAGEMENT

EXECUTIVE OFFICERS

     The following information identifies the executive officers of the Company as of the date of this Proxy Statement. Subject to certain obligations of the Company described below under "Employment Agreement," all executive officers serve at the discretion of the Board of Directors.

NAME, AGE                                                POSITIONS AND OFFICES HELD
---------                                                --------------------------
Ted R. Winnowski, 60.................   President and Chief Executive Officer of the Company since
                                        June 2000; President and Chief Executive Officer of
                                        Centennial Bank since January 1998; a director of the
                                        Company since January 1998; a director of Centennial Bank
                                        since January 1998. See "Nominees for Director" for
                                        information about his prior employment.
Neal T. McLaughlin, 33...............   Executive Vice President and Chief Financial Officer of
                                        Centennial Bank since May 2001; Executive Vice President and
                                        Chief Financial Officer of Columbia Bancorp from July 1997 to April 2001; Controller of Columbia Bancorp from 1996 to
                                        1997.
David A. Dahlstrom, 51...............   Executive Vice President and Manager, Community Banking
                                        Division of Centennial Bank since January 2000; Vice
                                        President and Manager, Small Business Lending Center of
                                        Centennial Bank from July 1999 to 2000; private consulting from 1996 to 1999; Senior Vice President, Business Banking
                                        Group, First Interstate Bank from 1994 to 1996.
Dennis P. Huserik, 59................   Executive Vice President and Senior Credit Officer of
                                        Centennial Bank since February 1999; Senior Vice President and Region Credit Administrator of Centennial Bank from 1996 to February 1999.
Michael V. Paul, 46..................   Executive Vice President and Senior Lending Officer of
                                        Centennial Bank since July 1999; Senior Vice President and
                                        Manager, Downtown Portland Commercial Banking Center of
                                        Centennial Bank from January 1999 to July 1999; Senior Vice
                                        President and Team Leader, Corporate Banking and Finance
                                        Division of Key Bank, N.A., from 1994 through 1998.

EXECUTIVE COMPENSATION

     The following table discloses compensation received for the last three years by the following executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                                          ------------
                                                                           NUMBER OF
                                               ANNUAL COMPENSATION         SECURITIES
                                          -----------------------------    UNDERLYING        ALL OTHER
   NAME AND PRINCIPAL POSITION     YEAR   SALARY($)(1)   BONUS($)(1)(2)    OPTIONS(#)    COMPENSATION($)(3)
   ---------------------------     ----   ------------   --------------   ------------   ------------------
Ted R. Winnowski.................  2001     300,000          75,000          69,562             7,997
  President and Chief              2000     290,625         135,000          33,972            10,217
  Executive Officer                1999     250,000          55,000         118,905             9,772
Dennis M. Carlson(4).............  2001     126,000          36,300              --             7,997
  Executive Vice President         2000     120,000          54,000           2,727             8,767
  Real Estate Division             1999     105,000          25,000           3,148             9,093
Michael V. Paul..................  2001     115,500          17,300           2,625             6,523
  Executive Vice President         2000     107,190          36,000           3,680             7,366
  Commercial Banking               1999      92,776          17,200          11,585               322
  Division
Dennis P. Huserik................  2001     110,004          20,000           2,625             6,297
  Executive Vice President         2000     105,060          36,000           2,727             8,747
  Credit Administration            1999     100,340          17,200           3,148             6,653
David A. Dahlstrom...............  2001      97,758          18,800           2,625             5,590
  Executive Vice President         2000      87,458          21,800           4,668             3,281
  Community Banking                1999      31,538          10,200           2,100               135
  Division

---------------

(1) Includes amounts contributed by the named executive to the Deferred Compensation Plan.

(2) Includes bonuses paid or to be paid during the subsequent year but attributable to the year indicated.

(3) Consists of the Company's contributions to the Employee Savings Plan for the benefit of the named executive officers, except that the amounts also include premiums paid by the Company with respect to term life insurance for the benefit of the executive officers, as follows: Mr. Winnowski ($312 for 2001, $360 for 2000 and 1999); Mr. Carlson ($312 for 2001, $360 for 2000 and
    1999); Mr. Paul ($312 for 2001, $360 for 2000 and $322 for 1999); Mr.
    Huserik ($312 for 2001, $360 for 2000 and 1999); and Mr. Dahlstrom ($312 for 2001, $335 for 2000 and $135 for 1999).

(4) Mr. Carlson retired from active employment December 31, 2001.

     The following table sets forth certain information regarding options granted in 2001 to the executive officers named in the Summary Compensation
Table:

                               2001 OPTION GRANTS

                                               INDIVIDUAL GRANTS                   POTENTIAL REALIZABLE
                                -----------------------------------------------   VALUE AT ASSUMED ANNUAL
                                           % OF TOTAL                              RATES OF STOCK PRICE
                                            OPTIONS                               APPRECIATION FOR OPTION
                                           GRANTED TO    PER-SHARE                         TERM
                                OPTIONS   EMPLOYEES IN   EXERCISE    EXPIRATION   -----------------------
NAME                            GRANTED       2001       PRICE(1)       DATE        5% ($)      10% ($)
----                            -------   ------------   ---------   ----------   ----------   ----------
Ted R. Winnowski..............  35,590(2)     17.8%        $7.22      01/02/11     $161,497     $409,265
                                33,972(2)     17.0          7.07      12/19/11      150,992      382,644
Dennis M. Carlson.............      --
Michael V. Paul...............   2,625(3)      1.3          7.07      12/19/11       11,667       29,567
Dennis P. Huserik.............   2,625(3)      1.3          7.07      12/19/11       11,667       29,567
David A. Dahlstrom............   2,625(3)      1.3          7.07      12/19/11       11,667       29,567

---------------

(1) These exercise prices equal the market prices of the common stock at the dates the options were granted.

(2) These options vest ratably over the three-year period following the grant.

(3) Twenty percent of each of these options vested at the time of the option grant, and the remaining 80% of each option vests ratably over the four-year period following the grant.

     The following table sets forth information regarding option exercises during 2001 and option holdings at December 31, 2001 by each executive officer named in the Summary Compensation Table:

                2001 OPTION EXERCISES AND YEAR-END OPTION VALUES

                                                         NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                              OPTIONS AT                  MONEY OPTIONS AT
                           SHARES                        DECEMBER 31, 2001 (#)        DECEMBER 31, 2001 ($)(1)
                        ACQUIRED ON       VALUE       ---------------------------   -----------------------------
NAME                    EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                    ------------   ------------   -----------   -------------   ------------   --------------
Ted R. Winnowski......        --              --        408,220        69,023              --              --
Dennis M. Carlson.....     3,913         $28,956         32,243        12,601         $63,811          $  700
Michael V. Paul.......        --              --          9,139         8,751             467             699
Dennis P. Huserik.....        --              --         18,451         8,732              --           1,525
David A. Dahlstrom....        --              --          3,652         5,741             672           1,008

---------------

(1) On December 31, 2001, the closing price of the Company's common stock was $7.03. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be "in-the-money" and are considered to have a value equal to the difference between that amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

EMPLOYMENT AGREEMENT

     Centennial Bank has an employment agreement with Mr. Winnowski (the "Agreement").

     The Agreement commenced on January 20, 1998 and terminates on December 31, 2002, and provides for a base salary of at least $225,000 for each 12-month period after December 31, 1998, as established by the Compensation Committee.

     In addition to base salary, the Agreement provides for a cash bonus for each calendar year if Centennial Bank attains certain objectives determined by the Bank's Board of Directors before the beginning of that year. Assuming future annual objectives are met, the cash bonus for 2002 will be determined by the Compensation

Committee, but may not be less than $100,000, plus an additional amount of not less than $25,000 if 110% of the year's financial objectives are achieved.

     The Agreement also acknowledges the grant of an option to purchase 254,804 shares of the Company's common stock under the Restated 1995 Stock Incentive Plan at an exercise price of $8.76 per share. One-third of the option (the incentive stock option portion) expires in 2008 and the remaining two-thirds of the option expires in 2023. The option is fully exercisable. Upon achieving the performance goals established by the Bank's Board of Directors for each year, the Agreement requires the Company to grant to Mr. Winnowski annually an option to purchase 33,972 shares, plus another option to purchase 16,986 shares if the Bank achieves 110% of its prior year's after-tax profitability goal. Upon satisfying certain of the performance goals for 2001, the Company granted to Mr. Winnowski an option to purchase 33,972 shares at a purchase price of $7.07 per share. Exercisability of options granted to Mr. Winnowski is accelerated if the Company is acquired, upon Mr. Winnowski's death or disability or upon termination of his employment by the Bank without cause or by Mr. Winnowski with good reason. Mr. Winnowski generally has the right to exercise his options for one year after termination but only to the extent the options were vested at the time of termination.

     Pursuant to the Agreement, if Mr. Winnowski's interest in the Company's Employee Savings Plan is not fully vested at the time his employment terminates (if such termination is on or after December 31, 2002), the Company will make a cash payment to Mr. Winnowski equal to the unvested portion of his account.

     In the event of termination of employment by the Bank for cause or by Mr. Winnowski without good reason, Mr. Winnowski is entitled to the payment of his base salary and benefits only through his termination date. In the event of termination of employment by the Bank without cause or by Mr. Winnowski for good reason, Mr. Winnowski is entitled to payment of his base salary and benefits through December 31, 2002. If the Agreement is terminated by either party because of Mr. Winnowski's disability, the Bank will pay his benefits and base salary until disability insurance benefits commence; if the agreement is terminated due to death, the Bank will continue payments for six months.

     The Agreement further provides that, in the event of termination due to a change in control of the Company or Centennial Bank, Mr. Winnowski will receive a lump-sum cash payment equal to 2 1/2 times his "final compensation." "Final compensation" is the greater of: (a) his base salary and cash bonus for the most recently ended fiscal year; or (b) his base salary for the current fiscal year. If Mr. Winnowski continues employment following a change in control and is subsequently terminated before December 31, 2002, the Company will pay him a lump-sum cash payment equal to 2 1/2 times his final compensation.

     For a period of six months following Mr. Winnowski's termination of employment, he has agreed that he will not engage in or enter into business or perform services for another business that is of the same or similar type as the Bank.

SEVERANCE AGREEMENTS

     Bancorp has severance agreements with certain of its executive officers, including each executive officer named in the Summary Compensation Table, except Mr. Winnowski (the "Severance Agreements").

     Each Severance Agreement commenced on May 15, 2001 and has an initial term of three years, which can be extended by the Board of Directors if the Board determines that the executive's performance has met the Board's requirements and standards.

     The Severance Agreements provide for severance and termination benefits to the executive officer upon: (a) termination by the Company within a year after a change in control of the Company occurs; (b) termination by the executive for good reason, as defined in the Agreements, within a year after a change in control of the Company occurs; and (c) termination by the executive for any reason during the 30-day period immediately after the first anniversary of a change in control of the Company.

     The severance and termination benefits to which the executive is entitled include a lump sum payment equal to the executive's annual compensation, which includes the executive's base salary at that time, plus any bonuses or incentive compensation earned in the year preceding the year of the change in control. In addition, the executive will become fully vested in any benefit plans in which the executive participated, and the Company will contribute to the executive's 401(k) Plan and Employee Savings Plan accounts the contributions that would have been paid had the executive's employment not terminated before the end of the plan year.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Company and its subsidiary are engaged in a highly competitive industry. In order to succeed, the Company must be able (1) to attract and retain qualified executives and (2) to motivate executive officers to perform to the best of their abilities and to achieve short-term and long-term corporate objectives that contribute to the overall goal of enhancing shareholder value. To achieve this objective, the Compensation Committee has structured executive compensation systems that include a fixed, base salary component, a contingent component tied to operating performance, and other benefits.

     In setting base compensation, the Compensation Committee considers the overall performance of each executive with respect to the duties and responsibilities assigned him or her. Further, periodic surveys are taken of compensation levels and benefit programs offered by other community banks and bank holding companies, which provide the Committee with information on which to evaluate salary and compensation programs.

     The Compensation Committee maintains a philosophy that a significant element of compensation of executive officers, including Mr. Winnowski and the other executive officers named in the Summary Compensation Table, must be directly and materially linked to both operating performance and shareholder return. The benefit plans provided to the executive officers are designed to accomplish that goal. In particular, cash bonuses are heavily dependent on the Company meeting or exceeding budgeted net income. Executive officers are eligible to earn cash bonuses in specified amounts per executive, upon the achievement of specific performance measurements by the Company each quarter. In 2001, the performance measurements were: earnings per share growth, return on average assets; return on average equity; net interest margin; efficiency ratio; and growth objectives for total loans, total deposits and total assets. Not all of the goals were satisfied for 2001 or 2000, and each executive officer received only a portion of his potential bonus for 2001 and 2000.

     The Company's stock incentive plans are an important component of the Company's compensation program for executive officers and other employees. The plans are intended to advance the interests of the Company and its shareholders by encouraging and enabling executive officers and other employees to acquire and retain a proprietary interest in the Company. Through stock option grants, the long-range interests of management and employees are aligned with those of shareholders as the optionees accumulate (through the vesting of their stock options) meaningful stakes in the Company. The Compensation Committee makes all decisions concerning the granting of stock options, and the respective exercise prices and vesting periods. These decisions are made on a subjective basis and generally do not bear a specific relationship to any particular measure of the Company's performance. In 1999, the Company adopted a stock option program intended to increase stock ownership among a broader group of employees. It is anticipated that all executive officers (except Mr. Winnowski) will receive a greater number of options under the new program than they have historically received. The program specifies a range of option shares that are available to each employee within a given grade, as well as providing for discretionary options beyond the specified range. The Compensation Committee believes that the enhanced program will be a valuable tool in recruiting, retaining and motivating employees, including executive officers.

     Stock options totaling 86,099 shares were granted to five executive officers during 2001. The value of these stock options and the other stock options held by the executive officers is entirely dependent on the market value of the Company's shares. See the stock option tables included in "Executive Compensation."

     The Company maintains a 401(k) retirement savings plan applicable to all eligible employees, including executive officers. Under the plan, the Company typically matches a portion of employee contributions (for 2001, 50% of employee contributions were matched up to a maximum of 6% of compensation). All employer contributions made on behalf of executive officers will vest in accordance with the vesting schedule of the plan, generally five years from commencement of employment, on the basis of the officers' past service with the

Company and Centennial Bank. In addition, the Company has a deferred compensation plan, which also is applicable to all eligible employees, including executive officers. Although the Company may match a portion of the compensation deferred by employees, no Company contributions were made under this plan for 2001.

     The Compensation Committee believes that the base salary compensation provided to the executive officers of the Company, including those named in the Summary Compensation Table, is appropriate and reasonable in light of such executives' duties, performance and responsibilities and that the contingent forms of compensation provided through bonuses and stock options provide additional, continuing incentives to executives in appropriate circumstances and are consistent with the benefits derived by shareholders of the Company.

     The above report is submitted by the members of the Company's Compensation
Committee: Brian B. Obie (Chairman), Dan Giustina, Cordy H. Jensen, and Robert
L. Newburn.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee is composed of four nonemployee directors. Each member of the Audit Committee is independent in the judgment of the Board of Directors and as required by Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers. The Committee operates under a written charter adopted by the Board of Directors.

     Management is responsible for the Company's internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report to the Company's shareholders and Board of Directors on the results of this audit. The Committee's responsibility is to monitor and oversee these processes, as described in the Audit Committee Charter.

     The Committee has met and held discussions with management and Symonds, Evans & Company, P.C. ("Symonds"), the Company's independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee reviewed and discussed the consolidated financial statements with management. The Committee also discussed with Symonds matters related to the financial reporting process required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

     Symonds also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee reviewed with Symonds that firm's independence.

     Based on the Committee's discussions with management and Symonds, the Committee's review of the representations of management, and the report of Symonds to the Committee, the Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

     The above report is submitted by the members of the Company's Audit
Committee: Brian B. Obie (Chairman), Dan Giustina, Cordy H. Jensen, and Robert
L. Newburn.

                            STOCK PERFORMANCE GRAPH

     The graph below compares the yearly percentage change in the cumulative shareholder return on the Company's common stock during the five years ended December 31, 2001, with: (a) the All Nasdaq U.S. Stocks Index, as reported by the Center for Research in Security Prices; and (b) the Nasdaq Bank Index, as reported by the Center for Research in Security Prices. This comparison assumes $100 was invested on December 31, 1996, in the Company's common stock and in the comparison groups, and assumes the reinvestment of all cash dividends prior to any tax effect and retention of all shares issued pursuant to stock dividends and stock splits.

                               CENTENNIAL BANCORP
                    TOTAL CUMULATIVE SHAREHOLDER RETURN FOR
                      THE PERIOD ENDING DECEMBER 31, 2001

                     [CENTENNIAL BANCORP PERFORMANCE GRAPH]

--------------------------------------------------------------------------------
                        1996      1997      1998      1999      2000      2001
--------------------------------------------------------------------------------
 Centennial Bancorp      100       207       284       188       177       201
 Nasdaq Bank Stocks      100       167       166       160       182       197
 Nasdaq US Market        100       122       173       321       193       153

     The stock performance shown on the graph above is not necessarily indicative of future performance. The Company will not make nor endorse any predictions as to future stock performance.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "1934 Act") that might incorporate future filings made by the Company under those statutes, the preceding reports of the Compensation Committee and Audit Committee and the Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such reports or graph be incorporated by reference in any future filings made by the Company under those statutes.

                              CERTAIN TRANSACTIONS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Messrs. Obie, Newburn, Jensen and Giustina. None of them is or has been an officer or employee of the Company or Centennial Bank.

     Mr. Williams, the Chairman of the Company's Board of Directors, also serves as a director and is on the Compensation Committee of Obie Media Corporation. Mr. Obie, Vice Chairman of the Company's Board of Directors and Chairman of the Compensation Committee, is the Chairman of the Board and an executive officer of Obie Media Corporation.

BANKING RELATIONSHIPS

     Certain directors (including each member of the Compensation Committee) and executive officers of the Company and Centennial Bank, members of their immediate families, and certain companies with which such individuals are associated are customers of and have banking transactions with Centennial Bank in the ordinary course of business. The Bank expects to have such banking transactions in the future. All credit transactions with these parties must be approved by Centennial Bank's Director Loan Committee and reported to its Board of Directors. Credit transactions with these parties that exceed $500,000 must be approved by Centennial's Board of Directors. All outstanding loans and commitments to loan to those parties were made in compliance with applicable laws and on substantially the same terms (including interest rates and collateral) as those prevailing for Centennial Bank at the time for comparable transactions with other persons and, in the opinion of management, did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors and executive officers of the Company and of Centennial Bank must comply with federal and state laws, which generally prohibit any preferential terms or rates.

                 COMPLIANCE WITH SECTION 16 FILING REQUIREMENTS

     Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires that all executive officers and directors of the Company and all persons who beneficially own more than 10% of the Company's common stock file an initial report of their ownership of the Company's securities on Form 3 and report changes in their ownership of the Company's securities on Form 4 or Form
5. These filings must be made with the Securities and Exchange Commission with a copy sent to the Company.

     Based solely upon the Company's review of the copies of the filings that it received with respect to the year ended December 31, 2001, and written representations from certain reporting persons, the Company believes that all reporting persons made all required Section 16 filings with respect to 2001 on a timely basis.

                                 OTHER BUSINESS

     The Company's management knows of no other matters to be brought before the meeting for a vote. However, if other matters are presented for a vote at the meeting, the proxy holders will vote the shares represented by properly executed proxies according to their judgment on those matters. At the meeting, management will report on the Company's business, and shareholders will have an opportunity to ask questions.

                     INFORMATION AVAILABLE TO SHAREHOLDERS

     THE COMPANY'S 2001 ANNUAL REPORT (INCLUDING FORM 10-K) IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. ADDITIONAL COPIES OF THE ANNUAL REPORT, WHICH IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE FROM NEAL T. MCLAUGHLIN, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, CENTENNIAL BANCORP, ONE SW COLUMBIA BLVD, SUITE 900, PORTLAND, OREGON 97258.

     The Company welcomes the views of its shareholders on its activities and performance. Shareholders who cannot attend the annual meeting personally may use the enclosed proxy card to ask questions or make comments.

                                    AUDITORS

     Symonds, Evans & Company, P.C. ("Symonds"), independent auditors, were selected by the Board of Directors to conduct an audit of the Company's financial statements for the year ended December 31, 2001.

     Representatives of Symonds will be available at the annual meeting to answer any appropriate questions.

     The Company will appoint at a later date independent auditors to audit the Company's financial statements for 2002. The Audit Committee will review the scope of any such audit and other assignments given to the auditors to assess whether such assignments would affect their independence.

AUDIT FEES

     The Company paid Symonds $67,930 for professional services rendered in connection with the audit of the Company's financial statements during 2001 and for the review of the Company's quarterly financial statements for the first three quarters of 2001.

ALL OTHER FEES

     The Company paid Symonds $34,725 for all other services rendered to the Company and its subsidiary during 2001. The Audit Committee considered whether the provision of these services by Symonds is compatible with maintaining Symonds' independence. (Symonds performed no information systems design or implementation services for the Company in 2001.)

                           PROPOSALS OF SHAREHOLDERS

     Shareholders wishing to present proposals for action at the Company's 2003 annual meeting of shareholders must submit the proposals for inclusion in the Company's proxy statement not later than November 11, 2002.

March 11, 2002.

                               CENTENNIAL BANCORP

                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 24, 2002
                                 TO BE HELD AT:

P                          WORLD TRADE CENTER PORTLAND
R                            BUILDING TWO AUDITORIUM
O                                 121 SW SALMON
X                            PORTLAND, OREGON 97204
Y
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


      The undersigned shareholder of Centennial Bancorp hereby appoints
Richard C. Williams and Ted R. Winnowski, and each of them, as proxies with full power of substitution, and authorizes them to represent and to vote on behalf of the undersigned shareholder all shares of the common stock of Centennial Bancorp that the undersigned is entitled to vote at the annual meeting of shareholders of Centennial Bancorp to be held on April 24, 2002, and any adjournment or adjournments thereof, with respect to the following:


        (Continued, and to be marked, dated and signed on the other side)

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                                               PLEASE MARK
                                                              YOUR VOTES AS  [X]
                                                               INDICATED IN
                                                               THIS EXAMPLE


1.    ELECTION OF DIRECTORS:

      FOR all nominees                WITHHOLD
      listed at right                AUTHORITY
     (except as marked        to vote for all nominees
      to the contrary)             listed at right
            [ ]                         [ ]


NOMINEES: 01 Richard C. Williams, 02 Brian B. Obie, 03 Ted R. Winnowski,
          04 Dan Giustina and 05 Cordy H. Jensen


INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.

                    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INSTRUCTIONS OF THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED FOR DIRECTOR. PROXIES MAY VOTE IN THEIR DISCRETION AS TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                    Please sign exactly as your name appears. When shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.



SIGNATURE(S)                     SIGNATURE(S)                     DATE
            --------------------             --------------------      ---------

--------------------------------------------------------------------------------
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